October, 2012

OTCQB: STVS

Nova LifeStyle Inc.

Corporate Headquarters:
6541E. Washington Blvd.
Commerce, CA 90040
Tel: (323)888-9999
Fax: (323)888-9908
www.novalifestyle.com

Industry: Home Furnishings
Employees: 1000
ISO 9001 and ISO 14001 certified
Patents: 119
Public: June, 2011
Founded: 1992


DIAMOND SOFA
nova
6541

Select Data

Fiscal Year End: Dec. 31
Recent Price: $2.30 (10/2/12)
Market Cap: approx. $43MM
F/D Shares Outstanding: approx. 18.6MM shares
Daily Volume: 10,700 shares (3mos)
Auditor: Marcum LLP
Attorneys: McKenna Long & Aldridge LLP

Corporate Contacts:
Tawny Lam, President,
Nova LifeStyle, Inc.
Ph: (323) 888-9999
info@novalifestyle.com

Investor Relations:
Ken Donenfeld
DGI Investor Relations Inc.
Ph: (212) 425-5700
kdonenfeld@dgiir.com

Recent Events:

5/15/12-Company Announced Long-Term Supply Agreement in China with IKEA, the world's largest home furnishings retailer; Supported by new 161,460 sq. ft. production line under construction with targeted completion in December. Products generated could add approximately $25 MM in new sales beginning in 2013

6/19/12-Supply Agreement Announced with Conforama, a subsidiary of Stainhoff International, creating one of Europe's largest retailers. First order expected to be delivered by 6/31/12

7/12/12-Nova announced first shipment to China of its Ultra Premium Made in the USA Mattresses. Substantial high margin growth opportunity for much sought after luxury product.

6/30/12-Nova introduces new line of urban contemporary sofas with built-in iPhone/iPad docks at Las Vegas Market Furniture Show. Expanded sales force aimed for tripling show sales compared with prior year.

Continuing Rapid Growth for US-based leader in the design, manufacture and sales of "urban contemporary" home furnishings

Nova LifeStyle, Inc., (STVS), headquartered in Los Angeles,, is a rapidly growing global leader in urban contemporary furniture. Combining Italian style with American comfort, Nova's products appeal to lifestyle-conscious middle and upper middle-income consumers worldwide who prefer a modern, "loft-like" look in their homes. The Company's modern lifestyle furniture—primarily sofas, dining rooms, and bedrooms in matching collections— - is designed in the U.S. and Italy, manufactured both in the U.S. and Asia. The products are marketed throughout the world with brand names including Diamond Sofa in the U.S., (www.diamondsofa.com) and *Colorful World, Giorgio Mobili* and others in China and Europe.

In the U.S., currently the Company's biggest market, and where sales are growing most rapidly, all sales are to "Top 100" furniture chains and distributors. Two or three new Diamond lines are produced each year, including the most recent line featuring All Leather sofas with speakers and built-in ports for iPhones and iPads. Most sales in Europe and China have also been OEM to date, but more profitable direct sales are increasing in China as the Company continues to expand its independently owned 100+ franchises to a planned 200 or more stores in 2013. OEM sales in 2013 also are expected to be boosted significantly as a result of a recently announced agreement to supply IKEA stores in China. In connection with the agreement, the Company is completing this year a new state of the art manufacturing plant in Dongguan next to its existing plant. Another key initiative in 2012 has been the start-up of shipments to China in July of high end organic latex mattresses that are "Made in the USA" and are highly coveted by consumers in China willing to pay substantial premiums for them. These anticipated sales, as well as sales of other "Made in the USA" products are expected to play a significant role in future growth in sales and profits beginning in 2013.

GLOBAL PRESENCE:

Sales for the year ended December 31, 2011 were: 33.50% in North America, 24.90% in Europe, 33.20% in China, 1.53% in Hong Kong, 2.06% in Australia, 2.07% in Asia (ex HK/China), and 2.74% in Other Countries

GROWTH STRATEGY:

- Focus primarily on continuing rapid growth in U.S. and China, via further penetration of "Top 100" stores in the U.S. and increasing Internet sales with Diamond brand. In China, via increasing direct sales of NOVA branded furniture through growth to up to 200 franchises next year, and new Internet sales.
- Maintain geographic diversity—while growth in Europe should continue, it will become a smaller piece of overall pie.
- Add new supply arrangements, such as recently announced deals with IKEA and Conforama
- Expand manufacturing capacity with new construction ($6.6MM expansion should be completed this year); consider other corporate activities to expand sales such as joint design programs with real estate developers
- *Major future thrust:* Sell high margin U.S. made furniture in China and Asia. "Made in the USA" organic latex mattresses.

NOVA GROWTH DRIVERS

- Furniture e-commerce sales in the U.S. rose 10.3% in 2011
- Through 2016, projected higher disposable income and strong consumer sentiment will help boost demand for furniture in the U.S.
- Global furniture production reached an estimated $402 billion in 2011
- Real growth in furniture demand in 2011 grew 8.5% in the world's top 70 countries, including the U.S. and Europe
- The IMF anticipates further worldwide GDP growth of 7.2% in 2011
- Smaller homes and apartments and consumer preferences for loft style open look are key elements in "urban contemporary" success
- Consumption of furniture in China up 25.4% in the first quarter of 2012
- Greater demand for one-stop stylish furniture: increase in income levels leading to consumers in China caring more about design and style. GDP per capita projected to increase to over US $10,000 in 2020 from US $4,000 in 2010; tier1 city projected to exceed US $20,000 in 2020.
- Nova LifeStyle offers modern, ergonomic and trendy products-43% of Chinese consumers like modern style furniture (Diamond Sofa, Colorful World, Giorgio Mobili)

Four Year Financial Highlights: (A indicates Actual, E indicates Estimated)

*(in millions)	12/31/09(A)	12/31/10(A)	12/31/11(A)	3/30/12(A)(Q1)	6/30/12(A)(Q2)	12/31/12(E)
Revenue:	$21.7	$28.8	$43.2	$11.	$21.7	$50-$58
Net Income:	$4.6	$4.2	$5.4	$0.98	$1.42	$7-$8
EPS		$0.43	$0.37	$0.05	$0.08	
Wghtd. Avg. Shares:		9.7	14.7	18.7	18.49	

Q2 Analysis:

- 2012 Second Quarter Sales up 74%
- Net Income up 176%
- U.S. sales led growth with 129% gain to $5.4 million
- China sales grew 69% to $4.85 million, mostly from indirect sales. Franchise sales expected to pick up in second half
- Despite reduced emphasis, sales in Europe increased 34% to $4.24 million

INVESTMENT HIGHLIGHTS:

- The Company is experiencing rapid global growth as reflected in year over year 2011 sales and net income increases of 50% and 28% respectively, which are estimated to be at least 25% and 40% respectively in 2012.
- There is strong global consumer demand for Nova's urban contemporary lifestyle furnishings despite slow recovering economies, reflected in YOY Q2 sales growth of 128% in the U.S., 69% in China, and 34% in Europe.
- Recent key initiatives buttress anticipated future growth outlook, e.g., an agreement with IKEA expected to generate OEM sales of at least $25 million beginning in 2013; 100+ direct sale franchise stores now established in China soon growing to 200+; continuing growth in internet sales in the U.S. and China; AND,.first shipment of new, high margin "Made in U.S.A." luxury mattresses initiated in Q2; with major growth potential in 2013.
- A manufacturing capacity expansion in China is expected to be completed by year end 2012. This is expected to help foster an improvement in gross profit margins to 30%, up from 25% in H1 2011.
- Two successful private placements in 2011 and 2012 and an increased credit line are expected to support 2012/13 growth plans.
- "Top 100" furniture chains and distributors form a solid customer base.

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